SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement  [ ]Confidential, For Use of the Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                            ICN Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
    [x] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   -----------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
   -----------------------------------------------------------------------------
    (5)  Total fee paid:
   -----------------------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials:
   -----------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
   -----------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
   -----------------------------------------------------------------------------
    (3)  Filing Party:
   -----------------------------------------------------------------------------
    (4)  Date Filed:
   -----------------------------------------------------------------------------

                 The ICN Committee to Maximize Shareholder Value

                                                                    May 10, 2001


Dear Fellow Shareholders,

         We are enclosing a reprint of this week's Fortune article, "The Dirty Half Dozen: America's Worst Boards," which names ICN Pharmaceuticals to Fortune's fourth annual list of America's worst corporate boards. We think you'll agree it makes very interesting reading.

         In the same article Fortune inducted Occidental Petroleum (which previously made it onto both Fortune's first and second annual lists of worst boards) into its Hall of Shame of worst corporate boards. You'll recall that ICN just this February appointed not one but two long-time Occidental Petroleum directors - CEO Ray Irani and Rosemary Tomich - to ICN's board. Irani is up for election this year as one of management's three nominees.

         The Fortune article describes ICN's Board as "an absolute joke . . . .
handpick[ed]" by Milan Panic. Do you really think this dreadful public image has no impact on the value of ICN shares?

         Our nominees are totally independent of Milan Panic and are committed to maximizing shareholder value. And that's no joke!

                                 The ICN Committee to Maximize Shareholder Value





                             Your Vote is IMPORTANT

                          We Urge You to Cast Your Vote
      "FOR" The Committee's Nominees on the enclosed GOLD Proxy Card Today

    If you have any questions or need help voting your shares, please contact
                               Mackenzie Partners
                 (212) 929-5500 (call collect) or (800) 322-2885
                                 or by email at:
                           proxy@mackenziepartners.com



--------------------------------------------------------------------------------
   The enclosed article was reprinted through the courtesy of the Editors of Fortune (C)2000 Time Inc. Fortune has consented to the use of this reprint as proxy soliciting material.

 This reprint was first made available to shareholders on or about May 10, 2001

                                                                    May 14, 2001


                                     FORTUNE
                                   on the job
--------------------------------------------------------------------------------

                              The Dirty Half-Dozen:
                             America's Worst Boards

           For those who track bad corporate governance, the year 2000
       provided an embarrassment of riches.               BY MATTHEW BOYLE


  There's nothing like a bear market to thrust a bad board into the spotlight. Accordingly, FORTUNE's fourth annual list of America's worst boards consists mostly of newcomers--corporations whose governance in 2000 was so outrageously awful that it bested (worsted?) even the stinky performance of runners-up Conseco, Disney, General Motors, and Motorola. (Lest you think we've forgotten the perennial baddies, we've inducted them into our Hall of Shame, which follows; we also created a Hall of Fame for boards that do an outstanding job, year after year.) As always, we queried institutional investors, corporate governance gurus, investor advisory firms, and shareholder-rights activists for nominations. FORTUNE made the final selections. Got your proxy card ready? Here we go.

  Bank of America: Bombastic Chairman/CEO Hugh McColl finally retired last month, but the ex-Marine's spirit lingers in the form of a huge 17-member board dominated by McColl's Carolina cronies, whose status as "independent directors" leaves much to be desired. Particularly galling to shareholders is the board's cozy compensation committee. Last year it included O. Temple Sloan and Alan Dickson, who chair the boards at Raleigh's Highwoods Properties and Charlotte's Ruddick Corp., respectively. Bank of America leases space from subsidiaries of both companies, and McColl serves on the board at Ruddick. The committee also includes Paul Fulton, who named a building after McColl when he was dean of UNC's business school, and Meredith Spangler, wife of C.D. "Dick" Spangler, a huge shareholder who has been McColl's buddy and neighbor for four decades. No surprise that this crew saw fit to hand McColl a pay package worth $76 million in 1999 and $4.4 million in 2000, even though the company--groaning under the weight of bad loans and messy integration issues from the now-infamous BankAmerica/NationsBank merger in 1998--has underperformed the S&P's banks composite index for four years running.

  Eastman Kodak: Most observers we spoke to gave Kodak's board an "F." Why? Entrenched directors, a history of outrageous pay, and a pronounced inability to adapt to changing times. For four straight years, the majority of shareholders who voted have chosen to eliminate Kodak's staggered board (in which only a few of the directors are elected each year), and for four straight years the company has ignored them; company bylaws state that 80% of shares outstanding are needed to change the way the board is elected. Then there are Kodak's widely criticized compensation practices. In 1999 the board made economic profit/economic value added (EVA) the sole performance measure to determine the size of management's bonus pool. But it quickly soured on the EVA standard when it resulted in bonuses being slashed in 2000; Chairman/CEO Dan Carp's bonus was chopped almost in half. So in Kodak's latest proxy, the board's compensation committee has proposed adding 19 new performance measures to the bonus plan, including revenue and cost reduction. The committee can pick and choose which performance measure to use in any given year, so management is virtually guaranteed a cushy bonus. All this while Kodak's stock recently closed about 40% off its 52-week high.

  Great Lakes Chemical: This Indianapolis-based producer of flame retardants, swimming-pool chemicals, and other products makes our list for several reasons. First, the company has twice ignored majority shareholder votes (based on shares voted) to eliminate its staggered board and its antitakeover poison pill; it could do so because the proposals didn't get a majority of shares outstanding. Last year the New York City Employee Retirement System spearheaded a no-vote campaign to withhold approval for the two board candidates nominated that year. The campaign garnered about one-third of the total shares outstanding, widely considered the biggest no-vote ever. Meanwhile, the board has been liberally bumping up CEO Mark Burliss' salary (from $482,500 in 1998 to $745,385 last year) even as Great Lakes' performance stagnates. Net income was down 9% in 2000, and the company has vastly underperformed a peer group of its own choosing since 1995.

  ICN Pharmaceuticals: If Fox ever decides to do a TV show about a power-hungry CEO, ICN's Milan Panic would be a great model. The show would have sex (Panic has settled half a dozen sexual harassment claims), political intrigue (he was Prime Minister of Yugoslavia in 1992-93), and courtroom battles (the feds are mulling civil and criminal charges against the company on offenses that include insider trading). Comic relief would be provided by ICN's directors.

  The board is an absolute joke, turning a blind eye to Panic's shenanigans and even lending him $3.5 million to pay off his sexual harassment settlements. Several of the so-called independent directors, including members of the compensation committee, have taken consulting fees from the company, a practice that ended only last year. Each member of the staggered board gets 15,000 stock options every year, an obscene amount. (By comparison, directors at Johnson & Johnson get 2,700.) There is no nominating committee; Panic handpicks all directors. The stock? It's 40% off its 52-week high, and ICN just sliced $9.25 million from last year's already dismal earnings in anticipation of a settlement of its legal woes.

[Text Box containing text reading:

Hall of Fame                              Hall of Shame

A good board is hard to find, but a       Entrenched, clubby, blind to
few draw raves year after year.           shareholder concerns: These boards
                                          just don't get it.

Coca-Cola. This feisty board isn't        Advanced Micro Devices. Talk about
afraid to make waves, nixing CEO Doug     weak: This board slavishly kowtows to
Daft's plan to acquire Quaker Oats        omnipotent founder/CEO Jerry Sanders.
last year.

Intel. Its big-name directors             Archer Daniels Midland. As the stock
regularly assess one another's            falls near ten-year lows, the
performance, a rarity in the              family-controlled board twiddles its
boardroom.                                thumbs.

Pfizer. This year, the Wharton School     Maxxam. With loads of common and
named this board - packed with heavy      preferred stock, CEO/Chairman Charles
hitters - the second best in the          Hurwitz has most of the voting power.
nation.

Target. The proof is in the               Occidental Petroleum. Its board pays
performance: This unflashy board has      CEO Ray Irani obscene amounts even as
presided over years of solid returns.     the company underperforms its peers.

Texas Instruments. Deadly serious         Warnaco. This board, dominated by
about good governance. TI's board had     Chairman/CEO Linda Wachner, seems to
near-perfect attendance in 2000.          exist solely to redefine excessive CEO
                                          pay.]

  Lucent: The board hasn't taken nearly enough blame for fiddling while Lucent burned in 2000, sending more than $200 billion in market value up in flames. Last October the board showed CEO Rich McGinn the door and welcomed back former Chairman/CEO Henry Schacht, but axing McGinn did little to address Lucent's fundamental problems, which are now so bad that it had to issue a press release last month to refute bankruptcy rumors.

  The board itself is overpaid (directors get a $100,000 annual retainer, twice as much as that of Nortel's board and three times as much as Cisco's), overripe (only one director is under 60), clubbish (it has just six members, five less than the average S&P 500 firm), and staggered. There's no nominating committee, and important functions that merit their own standing committees (audit, finance, compensation, corporate governance) are simply lumped together. This "suggests that [the board] has not yet recognized the importance of focused and independent oversight," says Nell Minow, editor of the Corporate Library, an online trove of corporate governance information.

  Xerox: Xerox is a textbook example of a high-profile board asleep at the wheel. Over the past two years, the once proud document giant has been plagued by everything short of locusts: missed earnings estimates, plummeting stock, mounting debt, and an SEC investigation of dodgy accounting practices in Xerox's Mexican operations. What have the venerable directors (average age: 62) done? Very little--perhaps because they were busy at other meetings (most of Xerox's directors serve on at least four other boards).

[Text Box containing text reading:
What have Xerox's directors done? Very little - perhaps because they were busy at other boards' meetings.]

  Last May, when the board fired CEO Richard Thoman, board chairman Paul Allaire quickly re-inserted himself into the CEO's seat and blamed everything on Thoman (but not before giving him a $13 million severance payment and $800,000 annually for life). Never mind that Allaire had signed off on Thoman's strategy to reorganize the sales force and consolidate Xerox's billing operations--actions that destroyed employee morale and sent customers fleeing. And never mind that things only got worse after Thoman left. Last summer Allaire told investors that there would be no more surprises; then in October he said that the company had "an unsustainable business model." Sounds like a surprise to us. So pardon us for not being thrilled that the company lost less money in the first quarter of 2001 than analysts expected. Shareholders prefer to jump up and down for profits.


(C)Copyright 2001 Time Inc. All rights reserved. Reproduction in whole or in part without permission is prohibited.